UPS DEFERRED COMPENSATION PLAN

As Amended and Restated
Effective January 1, 2012

TABLE OF CONTENTS

UPS DEFERRED COMPENSATION PLAN

As Amended and Restated
Effective January 1, 2012

The primary purpose of this Plan is to assist United Parcel Service of America, Inc. (“UPS”) and its subsidiaries in attracting and retaining employees of exceptional ability by allowing a select group of management or highly-compensated employees of UPS and certain of its subsidiaries and affiliated companies to defer the payment of a portion of their compensation that otherwise would become payable to them. The provisions of Articles I-VIII below govern deferrals made on and after January 1, 2005. For the rules governing deferrals made before January 1, 2005, see Exhibit A.
ARTICLE I
DEFINITIONS
Section 1.1.    Account     -- means the bookkeeping account maintained by or at the direction of the Committee to show as of any date the benefit of each Eligible Employee or Director attributable to deferrals made on and after January 1, 2005. Separate subaccounts may be established and maintained as part of an Eligible Employee’s or Director’s Account as the Committee deems necessary or appropriate to administer this Plan.
Section 1.2.    ADP Refund -- means, for any Plan Year, the amount of excess pre-tax contributions refunded to an Eligible Employee under the UPS Savings Plan, excluding any earnings on such pre-tax contributions.
Section 1.3.    Base Monthly Salary -- means, for any Plan Year, that portion of an Eligible Employee’s monthly or semi-monthly base salary for services to the Company performed during such Plan Year that is payable in cash or cash equivalents, before applying any salary reduction election under Section 2 of this Plan or any other plan (including a Section 125 cafeteria plan, a Section132(f) plan (providing qualified transportation fringe benefits) or a Section 401(k) plan).
Section 1.4.    Beneficiary -- means the person or persons designated as such in accordance with Section 5.3
Section 1.5.    Change in Control -- means a “change in control” of United Parcel Service, Inc., as defined in the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan, as amended from time to time, or in any successor plan, that also constitutes a “change in control event” of United Parcel Service, Inc. under the Section 409A Guidance.
Section 1.6.    Code -- means the Internal Revenue Code of 1986, as amended.
Section 1.7.    Committee -- means a committee appointed by the Salary Committee of United Parcel Service, Inc.

Section 1.8.    Company -- means UPS, United Parcel Service, Inc. and each subsidiary of UPS that is designated by the Committee as a participating company under this Plan.
Section 1.9.    Director -- means a non-employee director of United Parcel Service, Inc.
Section 1.10.    Director Fees -- means the cash retainer (including committee retainers) payable quarterly to a Director.
Section 1.11.    Enrollment Period -- means an annual enrollment period established by the Committee in advance of each Plan Year.
Section 1.12.    Eligible Employee -- means, for each Plan Year, each officer or other key management Employee of the Company who has been designated by the Committee to participate in the Plan for such Plan Year and who, as of the first day of the Enrollment Period for such Plan Year, (1) is a region department manager at the Company or has managerial responsibilities at the Company equal or greater to those of a region department manager, (2) is eligible to participate in the UPS Savings Plan and (3) is not domiciled in Puerto Rico.
Section 1.13.    Employee -- means an employee of a Company.
Section 1.14.    ERISA -- means the Employee Retirement Income Security Act of 1974, as amended.
Section 1.15.    MIP Award -- means, for any Plan Year, that portion of an Eligible Employee’s compensation for services to the Company performed during such Plan Year that is classified on the Company’s payroll system as a management incentive award granted under the United Parcel Service, Inc. Incentive Compensation Plan and that is payable in cash or cash equivalents, before applying any salary reduction election under Section 2 of this Plan or any other plan (including a Section 125 cafeteria plan, a Section132(f) plan (providing qualified transportation fringe benefits) or a Section 401(k) plan).
Section 1.16.    Plan -- means this UPS Deferred Compensation Plan, as amended and restated effective January 1, 2012.
Section 1.17.    Plan Year -- means the calendar year.
Section 1.18.    Section 409A Guidance -- means Section 409A of the Code and the regulations and other binding guidance thereunder.
Section 1.19.    Separates from Service or Separation from Service -- means the termination of employment or service with the Company (other than by reason of death) in such a manner as to constitute a “separation from service” within the meaning of the Section 409A Guidance. For example, a “separation from service” would occur for purposes of the Section 409A Guidance if the facts and circumstances indicate that the Company and the Eligible Employee or Director reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services the Eligible Employee or Director would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Company if the Eligible Employee or Director has been employed or served as a Director less than 36 months.) As a further example, the termination of an Eligible Employee’s employment with the Company would generally constitute a Separation from Service notwithstanding that such individual first begins to serve as a Director following such termination.
Section 1.20.    UPS -- means United Parcel Service of America, Inc.

ARTICLE II

PARTICIPATION AND DEFERRAL ELECTIONS
Section 2.1.    Eligible Employee Annual Deferral Elections. An Eligible Employee shall have the right during each Enrollment Period to defer up to 35 percent of his or her Base Monthly Salary and up to 100 percent of his or her MIP Award payable for services to be performed by the Eligible Employee for a Company in the following Plan Year. In addition, an Eligible Employee shall have the right during each Enrollment Period to defer up to 100% of his or her ADP Refund attributable to services to be performed in and nondiscrimination testing with respect to the UPS Savings Plan for the following Plan Year. No deferral election may reduce an Eligible Employee’s compensation below an amount necessary to satisfy applicable employment and income tax withholding requirements. An Eligible Employee may revoke his or her election at any time during the Enrollment Period, but any such election that is not revoked by the end of the Enrollment Period shall be irrevocable at the end of the Enrollment Period.
Section 2.2.    Director Initial Deferral Elections. Upon his initial election as a Director, such Director shall have the right at any time before the end of the 30-day period immediately following the effective date of his or her election to the Board to defer up to 100% of his or her Director Fees payable for services to be performed after the end of such 30-day period and through the end of the Plan Year that includes the last day of such 30-day period. A Director may revoke his or her election at any time before the end of such 30-day period, but any such election that is not revoked by the end of such 30-day period shall be irrevocable immediately following the end of such 30-day period and shall remain irrevocable through the end of the Plan Year which includes the last day of such 30-day period.
Section 2.3.    Director Annual Deferral Election. Each Director shall have the right during each Enrollment Period to defer up to 100% of his or her Director Fees payable for services to be performed by the Director in the following Plan Year. A Director may revoke his or her election at any time during the Enrollment Period, but any such election that is not revoked by the end of the Enrollment Period shall be irrevocable immediately following the end of the Enrollment Period.
Section 2.4.    Form of Elections. Any deferral election shall be made in the form and manner provided by the Committee for this purpose and in accordance with such other rules and procedures as may be established from time to time by the Committee.

ARTICLE III
ACCOUNT ADJUSTMENTS
Section 3.1.    General. An Eligible Employee’s or Director’s benefit under this Plan shall be based entirely on the dollar value credited to his or her Account at any time, which will depend upon the amount deferred under Article II and the phantom investment adjustments made in accordance with this Article III.
Section 3.2.    Deferrals. Amounts deferred by an Eligible Employee or Director shall be credited to his or to her Account as soon as practicable after the date that such compensation otherwise would have been payable to the Eligible Employee or Director if no election had been made under Article II.
Section 3.3.    Phantom Investments. The Committee from time to time shall select one or more investment funds that will serve as hypothetical investment options for the deferrals credited to an Account (“phantom investment funds”). The Committee may establish limits on the portion of an Account that may be invested hypothetically in any phantom investment fund or in any combination of phantom investment funds.
Section 3.4.    Phantom Investment Election. Each Eligible Employee and Director shall elect pursuant to procedures established by the Committee to treat the amounts credited to his or her Account as if they were invested in one or more phantom investment funds (a “phantom investment election”). An Eligible Employee or Director may change his or her phantom investment elections in accordance with the Committee’s procedures. A phantom investment election shall be effective only if made in accordance with the Committee’s procedures.
Section 3.5.    Phantom Investment Adjustments. The Committee (or a record keeper selected by the Committee) shall cause the Eligible Employee’s or Director’s Account to be adjusted from time to time for earnings or losses and any commissions or other expenses of investments as if the balance credited to the Account were invested in accordance with the Eligible Employee’s or Director’s phantom investment elections. In addition, each Account may be debited with a proportionate share of any administrative or other expenses of maintaining the Plan. Such adjustments shall be made until his or her Account is distributed in full under Article V.
Section 3.6.    Account Statements. At least once each Plan Year, the Committee (or a record keeper selected by the Committee) will provide each Eligible Employee and Director with a statement of his or her Account, showing the amount of deferrals, phantom investment performance and expenses credited or debited to the Account since the prior statement.

ARTICLE IV
VESTING
An Eligible Employee or Director shall be 100% vested at all times in his or her Account.

ARTICLE V
DISTRIBUTIONS
Section 5.1.    Time of Distribution. Distribution of an Eligible Employee’s or Director’s Account will be made upon the earliest of (1) the Eligible Employee’s or Director’s Separation from Service, (2) a Change in Control, or (3) the Eligible Employee’s or Director’s death.
(a)    Separation from Service. If a distribution is made as a result of the Eligible Employee’s or Director’s Separation from Service, it will be made or commence on the first day of the calendar month that is 6 months following the Separation from Service.
(b)    Death or Change in Control. If a distribution is made as a result of the death of an Eligible Employee or Director or a Change in Control, it will be made or commence as soon as administratively possible, but in no event later than 90 days following the date the Committee learns of the Participant’s death or the date of the Change in Control (as applicable).
Section 5.2.    Distribution Forms.
(a)    General. At the same time as an Eligible Employee or Director makes a deferral election under Article II, he or she shall elect, pursuant to Section 5.2, the form in which such distribution will be made. An Eligible Employee or Director may elect that his or her Account be distributed in a lump sum or in monthly installments over 3, 5, 7, or 10 years. Each installment distribution option will be paid on a calendar monthly basis.
(b)    Default. If an Eligible Employee or Director fails to make an election as to the form of distribution of his or her Account, his or her distribution will be made in a lump sum.
(c)    Monthly Installments. The amount of any monthly installment distributable under this Section 5.2 shall be computed by dividing the portion of the Eligible Employee’s or Director’s Account to be distributed in installments by the number of installments remaining before such installment has been paid.
(d)    Automatic Lump Sum Distribution. Notwithstanding any contrary provision of this Plan, if the balance in the Eligible Employee’s or Director’s Account on the date he or she becomes eligible for a distribution is less than the Code Section 402(g) deferral limit in effect on such date, his or her distribution automatically will be made in a lump sum regardless of any distribution election in effect under Section 5.2(a).
(e)    Changes in Distribution Elections. An Eligible Employee’s or Director’s election as to the form in which his or her distribution will be made shall be irrevocable; provided, however, that the elections made by a former Employee who is elected as a Director with respect to amounts deferred while he or she was an Employee shall not have any effect on his or her elections as a Director and he or she shall have the right at the same time he or she makes a deferral election under Article II to elect the form in which the distribution of his or her Director Fees shall be paid.

(f)    Death After Distributions Commence. If an Eligible Employee or Director dies after distributions have commenced, the balance, if any, of his or her Account will continue to be distributed in accordance with the Eligible Employee’s or Director’s distribution form election made under Section 5.2.
Section 5.3.    Beneficiary. An Eligible Employee or Director shall designate (in the form and manner provided by the Committee for this purpose) a person, or more than one person, as his or her Beneficiary to receive the balance credited to his or her Account in the event of his or her death. Any Beneficiary designation in effect with respect to an Eligible Employee’s or Director’s deferrals made before January 1, 2005 shall be treated as the Beneficiary designation for the Eligible Employee’s or Director’s deferrals made on and after January 1, 2005. An Eligible Employee or Director may change his or her Beneficiary designation at any time. If no Beneficiary designation is in effect on the date an Eligible Employee or Director dies or if no designated Beneficiary survives the Eligible Employee or Director, the Eligible Employee’s or Director’s estate automatically shall be treated as his or her Beneficiary under this Plan.
Section 5.4.    Payment Upon Income Inclusion Under Section 409A Guidance. Notwithstanding the provisions of Section 5.1, to the extent permitted by the Section 409A Guidance, the Committee, in its discretion, may accelerate the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of the Section 409A Guidance, and such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of the Section 409A Guidance.
Section 5.5.    Hardship Withdrawals. The Committee shall have the power in its discretion to distribute all or a portion of an Eligible Employee’s or Director’s Account in a lump sum as soon as administratively possible, but in no event later than 90 days following the date the Eligible Employee or Director, in the judgment of the Committee, experiences an unforeseeable emergency. An “unforeseeable emergency” is a severe financial hardship to the Eligible Employee or Director resulting from an illness or accident of the Eligible Employee or Director or his or her spouse or Beneficiary or dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Eligible Employee’s or Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Employee or Director. The Committee shall have the authority to require such evidence as it deems necessary to determine if, and to what extent, a distribution is warranted. Notwithstanding the foregoing, no distribution may be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Eligible Employee’s or Director’s assets (to the extent such liquidation would not cause severe financial hardship), or by cessation of deferrals under the Plan.

ARTICLE VI
NO FUNDING OBLIGATION
The obligation of a Company to make any distributions under this Plan shall be unfunded and unsecured. All distributions to, or on behalf of, an Eligible Employee or Director shall be made from the general assets of the applicable Company. Any claim by an Eligible Employee, Director or Beneficiary against a Company for any distribution under this Plan shall be treated the same as a claim of any general and unsecured creditor of UPS or of any other Company by whom the Eligible Employee was employed. Notwithstanding the foregoing, UPS may, in its discretion, establish one or more irrevocable grantor trusts for the purpose of funding all or part of its obligations under this Plan; provided, however, that the terms of any such trusts require that the assets thereof remain subject to the claims of UPS’s and the other Company’s judgment creditors and are non-assignable and non-alienable by any Eligible Employee, Director or Beneficiary prior to distribution thereof.

ARTICLE VII
COMPLIANCE WITH CODE SECTION 409A
UPS intends that this Plan meet the requirements of the Section 409A Guidance and be operated in accordance with such Section 409A Guidance so that compensation deferred under this Plan (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in this Plan shall be construed to effect the intent as described in this Article VII. If any provision of this Plan is found to be in violation of the Section 409A Guidance, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the Section 409A Guidance, or shall be deemed excised from this Plan, and this Plan shall be construed and enforced to the maximum extent permitted by the Section 409A Guidance as if such provision had been originally incorporated in this Plan as so modified or restricted, or as if such provision had not originally been incorporated in this Plan, as the case may be. In addition, an Eligible Employee’s or Director’s right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments for purposes of the Section 409A Guidance.
ARTICLE VIII
MISCELLANEOUS
Section 8.1.    Medium of Payment. All distributions under this Plan shall be made in cash or cash equivalents.
Section 8.2.    Claims Procedure. Any claim for a benefit under this Plan shall be filed and resolved in accordance with the claims procedure provided under the UPS Savings Plan, which procedure hereby is incorporated in this Plan by reference, except that (a) the Committee of this Plan shall be the entity with whom a claim for review should be filed under this Plan and (b) the Committee has absolute discretion to resolve any claims under this Plan.

Section 8.3.    Withholding. The Company may take whatever action that the Company deems appropriate to satisfy applicable federal, state and local income tax withholding requirements that the Company determines applicable under this Plan.
Section 8.4.    No Liability. No Eligible Employee or Director and no Beneficiary shall have the right to look to, or have any claim whatsoever against, any officer, director, employee or agent of the Company in his or her individual capacity for the distribution of any Account.
Section 8.5.    Nonalienation of Benefits; Binding Effect. No benefit or payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, levy upon or charge the same shall be void. The provisions of this Plan shall be binding on each Eligible Employee, Director and Beneficiary and on the Company and any successor to substantially all of the business of the Company.
Section 8.6.    Plan Administration. The Committee shall be the administrator of this Plan, and the Committee has the exclusive responsibility and complete discretionary authority to control the operation, management and administration of this Plan, with all powers necessary to enable it properly to carry out those responsibilities, including (but not limited to) the power to construe this Plan, to determine eligibility for benefits, to settle disputed claims and to resolve all administrative, interpretive, operational, equitable and other questions that arise under this Plan; provided, however, that any exercise of discretion with respect to a Director shall be made or ratified by the Compensation Committee of the Board. The decisions of the Committee on all matters within the scope of its authority shall be final and binding. To the extent a discretionary power or responsibility under this Plan is expressly assigned to a person by the Committee, that person will have complete discretionary authority to carry out that power or responsibility and that person’s decisions on all matters within the scope of that person’s authority will be final and binding.
Section 8.7.    Construction. This Plan shall be construed in accordance with the laws of the State of Georgia. Headings and subheadings have been added only for convenience of reference and shall have no substantive effect whatsoever. All references to the singular shall include the plural and all references to the plural shall include the singular.
Section 8.8.    No Contract of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Eligible Employee, as a right of any Eligible Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge an Eligible Employee with or without cause at any time.
Section 8.9.    ERISA. UPS intends that this Plan come within the various exceptions and exemptions to ERISA for a plan maintained for a “select group of management or highly compensated employees” as described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Any ambiguities in this Plan shall be construed to affect the intent as described in this Section 8.9.

Section 8.10.    Amendment and Termination. The Board of Directors of UPS shall have the right to amend this Plan from time to time, to terminate this Plan at any time, and to accelerate the distribution of Account balances under this Plan upon termination to the extent permissible under the Section 409A Guidance; provided, however, that (a) the balance credited to each Account immediately after any such amendment or termination shall be no less than the balance credited to such Account immediately before such amendment or termination (as adjusted for phantom investment fund performance), (b) except to conform to the requirements of the Section 409A Guidance, no amendment or termination shall adversely affect an Eligible Employee’s or Director’s or his or her Beneficiary’s right to the distribution of the Account, and (c) any amendment that would affect a Director or a member of the UPS Management Committee must be approved or ratified by the Compensation Committee of the Board of Directors of United Parcel Service, Inc.
IN WITNESS WHEREOF, United Parcel Service of America, Inc. has caused this Plan document to be executed this 19th day of December, 2011.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.
/S/ TERI P. MCCLURE	/S/ D. SCOTT DAVIS
By: Teri P. McClure	By: D. Scott Davis